UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

HEICO Corporation
(Exact name of registrant as specified in its charter)

Florida	1-4604	65-0341002
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Taft Street, Hollywood, Florida 33021
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 987-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2014, the Board of Directors (the “Board”) of HEICO Corporation (the “Company”) appointed Thomas M. Culligan to serve as a director of the Company. There were no arrangements or understandings pursuant to which Mr. Culligan was appointed as a director, and there are no related party transactions between the Company and Mr. Culligan reportable under Item 404(a) of Regulation S-K. As of the date of this Report, Mr. Culligan has not been and is not expected to be named to any committees of the Board.

Mr. Culligan has been in the Aerospace and Defense industry for more than forty years, serving in senior management positions at the Raytheon Company, Honeywell International and McDonnell Douglas Corporation. Prior to that, following service in the U.S. Air Force, Mr. Culligan was Legislative Director for U.S. Congressman Earl Hutto and Chief of Staff for a Florida Secretary of State. From 2001 until December 2013, Mr. Culligan was Senior Vice President of the Raytheon Company for Business Development and Strategy. He was also concurrently the Chairman and Chief Executive Officer of Raytheon International, Incorporated. In these roles, he was responsible for worldwide sales and marketing, Raytheon’s international business and its government relations and operations. He was also responsible for developing and leading execution of Raytheon’s business strategy. Prior to joining Raytheon, Mr. Culligan was Honeywell’s Vice President and General Manager of Defense and Space, with worldwide responsibility for all related sales, marketing and government relations. He also directed Honeywell’s aerospace operations in Europe, Russia, the Middle East and Africa, where he held line management and profit and loss responsibilities for the company’s defense aftermarket business and its technical services subsidiary. Before joining Honeywell, Mr. Culligan held executive positions with McDonnell Douglas, including Corporate Vice President of Program Development and Marketing and Vice President and General Manager of Government Affairs.

Additionally, on September 22, 2014, the Board appointed Julie Neitzel to serve as a director of the Company. There were no arrangements or understandings pursuant to which Ms. Neitzel was appointed as a director, and there are no related party transactions between the Company and Ms. Neitzel reportable under Item 404(a) of Regulation S-K. As of the date of this Report, Ms. Neitzel has not been and is not expected to be named to any committees of the Board.

Ms. Neitzel is a Partner with WE Family Offices, an independent, financial advisory and wealth management firm, which was recently named by Forbes and the Financial Times as a leading U.S. wealth management firm. Ms. Neitzel advises entrepreneurs in areas including acquisition and financing of closely-held businesses, real estate portfolio acquisition and management, investment capital management, estate planning, beneficiary mentoring and education, in addition to other aspects of multi-generational planning. Prior to joining WE Family Offices in 2013, she served as President of the Miami-based operation of GenSpring Family Offices, a leading wealth management firm. During her 10-year career at the firm, she was intricately involved in the firm’s growth and expansion efforts leading the business development team, supporting firm new office expansions and acquisitions, in addition to growing the Miami firm enterprise. Her previous professional roles include Director of Trivest Partners, a private equity firm where she worked on the aviation portfolio company team and other firm matters; President of PLC Investments, a private investment company where she led the firm’s strategy on direct company investments, real estate and global financial market investments. Prior to those positions, she held key management roles with Citicorp, Chase Manhattan Bank and Clark Equipment Company.

A copy of the Company's press release announcing the appointment of Mr. Culligan and Ms. Neitzel to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective September 22, 2014, the Board amended Section 2.2 of Article 2 of the Company's Bylaws to increase the maximum number of directors from nine to eleven persons, and amended Section 4.1 and 4.9 of Article 4 of the Company's Bylaws to reflect that the Company has Co-Presidents.

The foregoing description of the amendments are qualified in their entirety by reference to the Company's Amended and Restated Bylaws, which are attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.05.	Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Effective September 22, 2014, the Board amended the section of the Company's Code of Business Conduct dealing with Obligations Under Securities Laws-Insider Trading, primarily to change the blackout window when trading in Company stock or options by persons with inside information.

A copy of the Code of Business Conduct, as amended, is available under the Investors section on the Company's website at www.heico.com.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

3.1	Amended and Restated Bylaws of the Company.
99.1	Press Release of the Company, dated September 23, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEICO CORPORATION

Date:	September 25, 2014	By:	/s/ CARLOS L. MACAU, JR.
Carlos L. Macau, Jr. Executive Vice President - Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Bylaws of the Company.
99.1	Press Release of the Company, dated September 23, 2014.

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